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                                  EXHIBIT 10.15



VENDOR SERVICES                                     3340 OCEAN PARK BOULEVARD
                                                    SANTA MONICA
                                                    CALIFORNIA 90495
                                                    TEL: 310-581-6250
                                                    FAX: 310-581-3232



DATE:             September 24, 1999

TO:               Neal Wallach

FROM:             Ben Van de Bunt

SUBJECT:          Endless Youth Amendment

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Dear Neal:

         The purpose of this letter agreement is to serve as the first amendment ("First Amendment") to that certain June 28, 1999 agreement ("Original Agreement") by and among Vendor Services, Inc., a Delaware corporation ("Vendor"), Neal Wallach, an individual ("Wallach") and Endless Youth Products, Inc., a Nevada corporation ("Endless").

         For valuable consideration, the parties hereby agree as follows:

         1. CONFLICT AND TERMS. To the extent there is a conflict between the First Amendment and the Original Agreement, this First Amendment will control. All defined terms herein shall have the same meaning as set forth in the Original Agreement or as presented below.

         2. POSSIBLE SETTLEMENT. Vendor and Endless have reached a tentative agreement with Sun Ten which, if fully executed by all the applicable parties, will be referred to as the "Sun Ten Agreement" and will cause the Original Agreement to be automatically amended as follows:

         a. Within one (1) business day of receiving actual payment from Sun Ten to Vendor, Vendor will provide Endless with written notification via facsimile that Sun Ten has made such payment to Vendor per the Sun Ten Agreement (I.E., either cash or free product as specified in the Sun Ten Agreement). Within ten (10) days of receiving actual payment from Sun Ten, Vendor shall pay Endless twenty-five percent (25%) of the first two hundred and fifty thousand dollars ($250,000) of "net proceeds" and thirty percent (30%) of the balance of the "net proceeds". The Sun Ten Agreement between Sun Ten and Vendor currently contemplates Vendor receiving $805,000 on the signing and an additional $600,000 within 75 days of the initial airing of a revised Endless Youth infomercial; Endless and Vendor agree such time specified in the fully executed Sun Ten Agreement shall control. The parties agree that the definition of "net proceeds" shall equal all payments made by Sun Ten to Vendor pursuant to the Sun Ten Agreement (I.E., either cash or free product as specified in the Sun Ten Agreement), less enumerated legal fees and actual reimbursable costs paid by Vendor to the law firm of Belin, Rawlings and Badal in this Sun Ten matter. These legal fees and costs will be detailed in the law firm's routine monthly billing statement with respect to this matter, and Vendor shall provide applicable billing statements to Endless. As is customary, the law firm's billing statement will provide its customary dates and hours with respect to

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specified legal work. Vendor agrees that such legal costs shall not exceed ten percent (10%) of payments owed by Sun Ten (cash or free product) to Vendor. For example, if Sun Ten pays Vendor with respect to the $805,000, Endless would receive $62,500 (25% of $250,000) plus $166,500 (30% of
$555,000) for a total of $229,000; provided, however, that this $229,000 amount will be decreased by the above noted Endless' percentage share (25% or 30%) of the actual law firm billings on the Sun Ten matter (which will be deducted from the $805,000 payment from Sun Ten). Thereafter, Endless would receive $180,000 (30% of $600,000 which would be evidenced by a cash payment or payment with product) of the additional $600,000 if and when Sun Ten makes this payment to Vendor.

         b. The parties agree Vendor shall only make payments to Endless if Sun Ten pays Vendor.

         c. Paragraph 2.3.4 shall be amended so that "April 1, 2000" shall be replaced with August 1, 2000.

         3. RESTRICTIONS. Endless shall take all necessary steps so that the Endless stock owned by Vendor shall no longer be restricted and be fully saleable by Vendor. Endless agrees to cause this to occur no later than October 15, 1999.

         4. LICENSE. The parties agree that amounts paid Endless hereunder and the three hundred and forty thousand ($340,000) payment already made under the Original Agreement shall be and were in exchange for the license Endless has provided to Vendor regarding the rights to continue to use the trade name "Endless Youth", the use of which is limited by the scope of the agreements between the parties. Additionally, Endless continues to provide Vendor with full rights to the infomercial as described in various agreements between the parties. As such, Vendor shall have no further obligation to pay Endless any royalties or advances or provide Endless accountings pursuant to Original Agreement sections 2.3.1 and 2.3.3; provided, however, that if Vendor creates a sequel to the existing infomercial, the terms of section
2.3.4 of the Original Agreement shall control. Furthermore, with respect to any revised version of the infomercial or with respect to a sequel, the Endless Youth title, "presentation frame" and accompanying voice over will be used at the start and end of the program which notes the program is a presentation of Endless Youth Products, as well as reference to endlessyouth.com as "The Internet's Anti-Aging Source". A master of these frames will be provided by Endless to Vendor. Endless will have the right to reasonably approve any revised infomercial or sequel infomercial to be certain that the "Endless Youth" trade name is being properly protected. In such event, Endless shall not unreasonably withhold its approval.

Executed on September 24, 1999

Endless Youth Products, Inc., a
Nevada corporation

/s/  Neal K. Wallach
-----------------------------------
Neal K. Wallach, its president

/s/  Neal K. Wallach
-----------------------------------
Neal K. Wallach, an individual

Vendor Services, Inc., a
Delaware corporation

/s/  Ben Van De Bunt
-----------------------------------
Ben Van de Bunt, its EVP and
Corporate Secretary